Exhibit 99.1

ClearSign Combustion Corporation Announces Preliminary First Quarter 2019 Results

Hosting Call at 5:00pm ET (2:00pm PT) Today

SEATTLE, May, 8 2019 – ClearSign Combustion Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion technologies that improve energy and operational efficiencies while dramatically reducing emissions, today announced its preliminary results for the quarter ended March 31, 2019.

“Since I joined the Company we have focused our resources on bringing the major ClearSign technology to market in a mainstream fully commercialized form, and in the most rapid manner possible. This has involved prioritizing our most valuable product lines and markets, and by understanding and implementing the changes needed to our technology to make it more readily adoptable by our customers. The result is that we have realigned our Company and resources to facilitate the delivery of revised ‘user friendly’ and better performing technology. We are also engaged in expanding our network of collaborative partners to deliver ClearSign technology to our customers with the resources and through the channels already established.” said Jim Deller Ph.D., Chief Executive Officer of ClearSign. “Additionally, we have also focused on cutting expenditures where this could be done without hindering us on our path to commercializing ClearSign’s technology.”

Recent strategic and operational highlights during and subsequent to the first quarter of 2019 include:

•	Recruited Industry Leader With Global Sales Experience as President: In January 2019, the Company named Colin James “Jim” Deller, Ph.D. as President, to transition to Chief Executive Officer in April 2019. Dr. Deller has twenty-eight years of burner experience and most recently led the Honeywell UOP Callidus burner business worldwide.

•	Completed tour of visits to existing and potential customers and partners: Collected feedback to accelerate and focus the ongoing commercialization of ClearSign’s technology and to determine what is needed to allow the technology to be more readily adopted throughout the industry.

•	Initiated plan to optimize technology for mainstream production and sales: The Company has prioritized product lines, implemented upgrades, made strategic hires and engaged potential partners.

•	Secured Final Approval for Collaborative Project with Southern California Regulator and Refiner: The Company announced the final approval for World Oil to be a partner on the previously announced South Coast Air Quality Management District (SCAQMD) project to demonstrate ClearSign’s Duplex technology as a solution to achieve ultralow emission levels in refinery process heaters and other types of fired equipment.

Loss for the first quarter 2019 was $2.3 million compared to a loss of $2.3 million for the same period of 2018.

Cash and investment resources were about $13.7 million as of March 31, 2019.

Shares outstanding at March 31, 2019 total 26,699,761.

The Company will be hosting a call at 5:00 PM ET today. Investors interested in participating on the live call can dial 1-866-372-4653 within U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at https://www.webcaster4.com/Webcast/Page/987/30343 or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within U.S. or 1-412-317-0088 from abroad. Conference ID 10131024. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patented Duplex™, Duplex Plug & Play® and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are to be detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com

ClearSign Combustion Corporation and Subsidiary
Consolidated Statements of Operations
(unaudited)
	For the Quarter ending March 31,
	2019	2018
Sales	$-	$530,000
Cost of goods sold	1,000	395,000
Gross profit (loss)	(1,000)	135,000
Operating expenses:
Research and development	902,000	1,134,000
General and administrative	1,433,000	1,279,000
Total operating expenses	2,335,000	2,413,000
Loss from operations	(2,336,000)	(2,278,000)
Interest income	48,000	-
Net loss	$2,288,000	$(2,278,000)
Net Loss per share	$(0.09)	$(0.13)

Consolidated Balance Sheets
(unaudited)
	March 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$6,771,000	$8,949,000
Short-term Investments	6,967,000	6,923,000
Contract assets	39,000	39,000
Prepaid expenses and other assets	455,000	500,000
Total current assets	14,232,000	16,411,000

Fixed assets, net, and other assets	385,000	457,000
Patents and other intangible assets, net	1,862,000	1,759,000
Other Assets	10,000	10,000
Total Assets	$16,489,000	$18,637,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,083,000	$1,080,000
Current portion of lease liabilities	214,000	216,000
Accrued compensation and taxes	199,000	341,000
Total current liabilities	1,496,000	1,637,000
Long Term Liabilities:
Long term lease liabilities	41,000	91,000
Total liabilities	1,537,000	1,728,000

Stockholders' Equity:
Common stock, $0.0001 par value, 26,699,761 and 26,697,261 shares issued and
outstanding at March 31, 2019 and December 31, 2018, respectively	3,000	3,000
Additional paid-in capital	76,748,000	76,417,000
Accumulated deficit	(61,799,000)	(59,511,000)
Total stockholders' equity	14,952,000	16,909,000

Total Liabilities and Stockholders' Equity	$16,489,000	$18,637,000